Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Nile Therapeutics, Inc. on Form S-8 (File No. 333-152283 and 333-175727) and Form S-3 (File No. 333-165167) of our report dated June 21, 2013, relating to the financial statements, appearing in this Annual Report on Form 10-K.

/s/ Crowe Horwath LLP

New York, New York
June 21, 2013